Exhibit 99.1

Press Release

Todd J. Stephens Named New Director at Dimeco, Inc.

Honesdale, PA, July 6, 2010 — The Board of Directors and Gary C. Beilman, president and chief executive officer of The Dime Bank recently announced that Todd J. Stephens is joining the eight existing board members serving The Dime Bank and Dimeco, Inc. (NASDAQ: DIMC), parent company of The Dime Bank.

Mr. Stephens comes to Dimeco with many years of experience in both the corporate and local business worlds.  His current position is that of chief operating officer of the Medical Shoppe, LTD in Honesdale, PA, parent company of Stephens Pharmacy and Northeast Med-Equip.  In that capacity he was directly involved in the expansion to the new Hawley location of Stephens Pharmacy; he oversaw the remodel of the Honesdale location to enhance the environment for his co-workers and customers; and he continues to review product and service offerings to ensure leading-edge customer service. Prior to 2007 Mr. Stephens was senior vice president at BostonCoach Corp, a wholly owned subsidiary of Fidelity Investments, where he oversaw national operations, directed marketing and ecommerce efforts and managed a national sales organization. In his 16 years with the firm Stephens was responsible for multiple branch offices, a direct staff of thirty-five and personally managed several client relationships with Fortune 500 corporations.

"Todd has clearly established himself as a common sense problem solver and a brilliant mind in the intricacies of managing a corporation. His current and prior work experiences have been consistently focused on improving the operations of the firm to drive greater profitability through increased revenue, while concentrating on providing excellent customer support." said Beilman. "We are so pleased that Todd has agreed to join us.  As a native, he obviously knows and understands our marketplace.  Additionally, his background in service industries, together with his dedication to delivering outstanding customer experiences, will certainly mesh nicely with what we are all about.   He will be an instrumental addition to our directorate as we consider the important regulatory and economic issues facing community banks today."

Mr. Stephens said, "I am honored and grateful that the Boards of Dimeco and The Dime Bank have given me the opportunity to join them.  I have gained a deep respect and appreciation for the wide range of challenges facing today’s business owners and leaders. With 16 years of experience in the travel services industry and three as a ‘Main Street’ business person, I recognize the importance of delivering an excellent service experience for each and every customer. I have always known The Dime Bank shares these ideals."

Stephens was born and raised in Seelyville, PA., and attended Wayne Highlands School District.  He graduated from Temple University with a Bachelor of Arts degree in Broadcast Journalism and is a graduate of Temple University Real Estate Institute. He also studied various executive development courses at Babson College in Boston. He is heavily involved in the community as a trustee of the Dorflinger-Suydam Wildlife Sanctuary, vice president and director of the Wayne County Chamber of Commerce, Honesdale Little Baseball Association coach, Grace Episcopal Church lector, and a member of the Economic Development Committee Wayne County Gas Taskforce, the Pennsylvania Free and Accepted Masons, Wayne Pike Shrine Club, Irem Temple Shrine, Fraternal Order of Eagles and Family Business Forum at Kings College. Mr. Stephens and his wife, Richelle, reside in Honesdale, and are the parents of two sons, Hunter and Chase.

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., is an independent community bank headquartered in Honesdale, Pennsylvania. The bank operates six community offices in Pennsylvania in the towns of Honesdale, Hawley, Damascus, Greentown, Dingmans Ferry, and the Lake Region of Hawley. The Dime Bank provides a full array of traditional and electronic banking services along with a team approach to trust and investments services. For more information on The Dime Bank, visit www.thedimebank.com.